JOEL PENSLEY
                                 Attorney at law
                              211 Schoolhouse Road
                           Norfork, Connecticut 06058

                                       August 11, 2003

United States
Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D.C. 20549

                                 Re: Texxar, Inc.


To Whom It May Concern:

     Texxar, Inc. (the "Company") is a corporation duly incorporated and validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate powers to own its property and conduct its business as such business is described in the prospectus which is a part of a registration statement on Form SB-2. The Company is a holding company which operates through a wholly-owned operating subsidiary.

     This opinion is given in connection with the registration with the Securities and Exchange Commission of 2,000,000 shares of common stock of the Company ("Shares"), presently owned by stockholders and the registration for resale of 2,100,000 shares of common stock to be issued pursuant to stock purchase warrants issued by the Company to Nexgen Holdings, Inc.

     I have acted as counsel to the Company in connection with the preparation of the Registration Statement on Form SB-2, pursuant to which the Shares of common stock are being registered and upon Delaware law including but not limited to the General Corporation Law, the Delaware Constitution and reported judicial decisions interpreting Delaware statutory and constitutional provisions, and, in so acting, I have examined the originals and copies of the corporate instruments, certificates and other documents of the Company and interviewed representatives of the Company to the extent I deemed it necessary in order to form the basis for the opinion hereafter set forth. In such examination, I have assumed the genuineness of all signatures and authenticity of all documents submitted to me as certified or photostatic copies. As to all questions of fact material to this opinion which have not been independently established, I have relied upon statements or certificates of officers or representatives of the Company.

     In my opinion, the 2,000,000 Shares owned by present stockholders which are being registered herein are duly authorized and legally issued, fully paid and non-assessable.

     The issuance of 2,100,000 Shares pursuant to the warrants the resale of which are being registered herein were authorized by the board of directors of the Company. The shares will be issued to Nexgen Holdings for consideration. I am of the opinion that the the 2,100,000 Shares to be purchased pursuant to warrant exercise will be fully-paid and non-assessable when issued will be legally issued, fully paid and non-assessable; and there will be no personal liability to Nexgen Holdings.



                                     /s/Joel Pensley
                                     -----------------
                                     Joel Pensley